UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 5, 2017 (January 3, 2017)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 3, 2017, Vanguard Natural Resources, LLC (“Vanguard” or “the Company”) paid the second $37.5 million deficiency payment installment under the Senior Secured Reserve-Based Credit Facility (the “Credit Facility”). In connection with this planned payment, Vanguard completed a monetization of substantially all of its commodity and interest rate hedges with net proceeds totaling $11.7 million on December 19, 2016. The Company used these net proceeds along with $6.0 million in net proceeds from recent asset sales and $19.8 million from cash on hand to make this $37.5 million deficiency payment.

As of January 4, 2017, there were approximately $1.25 billion of outstanding borrowings under the Credit Facility with a current borrowing base of $1.1 billion resulting in a borrowing base deficiency of $150 million under the Credit Facility. The remaining $150 million borrowing base deficiency is required to be paid in four equal monthly installments of $37.5 million beginning on February 2, 2017. The Company continues to believe that current cash flow from operations will not be sufficient to pay the remaining borrowing base deficiency installments on the Credit Facility. The Company intends to actively consider all available options including continued dialogue with potential new investors and existing creditors about longer term balance sheet solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
Dated: January 5, 2017		(Principal Financial Officer and Principal Accounting Officer)